UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 19, 2011

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051

Mailing address:  P.O. Box 3241, Milwaukee, Wisconsin  53201

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (262) 293-1500
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 19, 2011, Actuant Corporation (“Actuant”) and ASCP - Weasler Holdings LLC (the “Seller”), ASCP - Weasler Holdings, Inc. (the “Parent”) and Weasler Engineering, Inc. (together with the Parent, the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Actuant will, subject to the terms and conditions of the Stock Purchase Agreement, acquire all of the outstanding shares of the Parent.  In consideration for the Parent shares, Actuant will pay approximately $155 million subject to a post-closing working capital adjustment as set forth in the Stock Purchase Agreement.  $10 million of the proceeds will be deposited in an escrow account to cover the Seller’s indemnification obligations.

The Stock Purchase Agreement contains customary representations and warranties of the Seller regarding the Company, including, among others, with respect to: corporate organization, capitalization, corporate authority, financial statements, compliance with law, legal proceedings, absence of certain changes, taxes, employee matters, intellectual property, product liability, and certain contracts.  The Seller has agreed to cause the Company to conduct its business in the ordinary course until the transaction is completed.

Consummation of the transaction is subject to certain customary closing conditions, including the accuracy of the Company’s representations and warranties, compliance by the parties with the covenants in the Stock Purchase Agreement, and the expiration or termination of all applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

The Stock Purchase Agreement contains certain termination rights in favor of the Seller and Actuant, as the case may be, applicable (i) upon July 15, 2011, if the transaction has not been completed by that time, and (ii) upon a failure of satisfaction or waiver of the closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: May 24, 2011
/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer